EXHIBIT 3



                          FORM OF SHAREHOLDER AGREEMENT


         SHAREHOLDER AGREEMENT, dated as of October 27, 1998 (this "Agreement"), by and between Wachovia Corporation ("Wachovia") and the shareholder of Interstate/Johnson Lane, Inc. ("IJL") identified as the signatory hereto (the "Shareholder").

         WHEREAS, Wachovia is prepared to enter into an agreement and plan of merger with IJL substantially in the form previously provided to Shareholder (the "Merger Agreement") simultaneously with the execution of this Agreement;

         WHEREAS, Wachovia would not enter into the Merger Agreement unless the Shareholder enters into this Agreement;

         WHEREAS, each Shareholder will benefit directly and substantially from the Merger Agreement.

         NOW, THEREFORE, in consideration of Wachovia's entry into the Merger Agreement, the Shareholder agrees with Wachovia as follows:

         1. The Shareholder represents and warrants that (a) he, she or it owns or controls (regardless of in what capacity) the number of shares of IJL set forth on the signature page hereof (the "Owned Shares") free from any lien, encumbrance or restriction whatsoever and with full power to vote the Owned Shares without the consent or approval of any other person and (b) this Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms. For all purposes of this Agreement, Owned Shares shall include any shares of IJL as to which beneficial ownership is acquired after the execution hereof.

         2. The Shareholder irrevocably and unconditionally agrees that he, she or it will (a) vote all of the Owned Shares in favor of the Merger Agreement and the merger provided for therein (the "Merger") at any meeting or meetings of IJL's shareholders called to vote upon the Merger Agreement and the Merger and
(b) will not vote such shares (or otherwise provide a proxy or consent or a voting agreement with respect thereto) in favor of any other Acquisition Proposal (as defined in the Merger Agreement).

         3. The Shareholder agrees that he, she or it will not (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, unless it receives (i) an irrevocable proxy, in form and substance substantially similar to the


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provisions of Section 2 hereof, to vote such Owned Shares with respect to the
Merger Agreement and the Merger, and such Shareholder will vote such proxy as provided in Section 2 of this Agreement and (ii) an agreement identical in all material respects to this Agreement executed by the transferee of the Owned Shares the subject thereof; and (b) take any action or omit to take any action which would prohibit, prevent or preclude Shareholder from performing its obligations under this Agreement.

         4. The Shareholder agrees to take all reasonable actions and make such reasonable efforts to consummate the Merger and effect the other transactions contemplated by the Merger Agreement.

         5. The Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Wachovia shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Shareholder waives the posting of any bond or security in connection with any proceeding related thereto.

         6. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).

         7. The Shareholder agrees to execute and deliver all such further documents, certificates and instruments and take all such further reasonable action as may be necessary or appropriate, in order to consummate the transactions contemplated hereby.

         8. Notwithstanding anything in this Agreement to the contrary, Wachovia understands and agrees that (i) Owned Shares may be subject to liens, encumbrances or restrictions (other than those relating to voting) arising in connection with pledges of Owned Shares by the Shareholder or its affiliates that exist as of the date hereof or that may be made after the date hereof other than with the intent to avoid or thwart the purposes of this Agreement, (ii) any transfer of Owned Shares pursuant to any bona fide foreclosure under any such pledge shall not violate this Agreement, and (iii) the Shareholder may transfer Owned Shares not comprising a significant part of such Shareholders' Owned Shares to a charitable organization for charitable purposes provided that such a transfer is not made with the intent to avoid or thwart the purposes of this Agreement and that the Shareholder in good faith seeks to have the donee provide the


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



proxy and agreement contemplated by Section 3 or a similar arrangement (provided that if such agreement and proxy or a similar arrangement cannot be obtained as described above such shares may be transferred without such proxy or agreement or similar arrangement).

         9. This Agreement shall terminate as follows:

         (a) On the 100th day after the termination of the Merger Agreement if either (1) the Merger Agreement is terminated by Wachovia pursuant to Section 8.01(b) of the Merger Agreement as a result of a material willful breach by IJL or (2) the Merger Agreement is terminated after the occurrence of an Initial Triggering Event (as defined in the Stock Option Agreement provided for in the Merger Agreement) or a Subsequent Triggering Event (as defined in the Stock Option Agreement provided for in the Merger Agreement);

         (b) If the circumstances set forth in paragraph (a)(1) or (a)(2) above are not applicable, on the 30th day after the termination of the Merger Agreement unless such termination is by IJL pursuant to Section 8.01(b) of the Merger Agreement as a result of a material willful breach by Wachovia;

         (c) If the circumstances set forth in paragraph (a)(1) or (a)(2) above are not applicable and the Merger Agreement is terminated by IJL pursuant to
Section 8.01(b) of the Merger Agreement as a result of a material willful breach by Wachovia, on the date of the termination of the Merger Agreement; and

         (d) At the effective time of the merger provided for in the Merger Agreement.


























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


         IN WITNESS WHEREOF, the Shareholder and Wachovia have duly executed this Agreement as of the date first above written.


                                   WACHOVIA CORPORATION



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   SHAREHOLDER

                                                                              or
                                   -------------------------------------------

                                   ---------------------------------------------



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                   Number of Owned Shares:
                                                          ----------------------














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